Exhibit 99.1

Trovagene, Inc. Announces Pricing of Public Offering of 1,150,000 Units, Listing on NASDAQ and Effectiveness of Reverse Stock Split

SAN DIEGO, CA, May 30, 2012 — Trovagene, Inc. (Nasdaq: TROV), a developer of trans-renal molecular diagnostics, announced the pricing of an underwritten public offering of 1,150,000 units at an offering price of $8.00 per unit, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock. The units will begin trading on The NASDAQ Capital Market on May 30, 2012 under the symbol “TROVU”. The common stock and warrants will not be separately transferable until the earlier of (i) the exercise in full of the underwriters’ overallotment option or (ii) 45 days from the date of the prospectus. Each warrant will have an exercise price of $5.32 per share, will be exercisable upon separation of the units and will expire five years from the closing of the offering. When separately transferable, the warrants will trade on The NASDAQ Capital Market under the symbol “TROVW”. The gross proceeds to Trovagene from this offering are expected to be $9.2 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on June 4, 2012, subject to customary closing conditions. Trovagene has also granted the underwriters a 45-day option to purchase up to an additional 172,500 units to cover over-allotments, if any. All of the units in the offering are to be sold by Trovagene.

Trovagene intends to use the net proceeds from this offering to fund its research and development activities, and for working capital and other general corporate purposes and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

Trovagene also announced that, effective as of May 30, 2012, its common stock will begin trading on The NASDAQ Capital Market under the symbol “TROV.”  In connection with its listing on The NASDAQ Capital Market, Trovagene’s common stock will cease trading on the OTC QB.  Furthermore, in connection with this offering, Trovagene has effected a 1-for-6 reverse stock split of its common stock which is effective for trading purposes as of May 30, 2012.

Aegis Capital Corp. is acting as the sole book-running manager.

Summer Street Research Partners and Brean Murray, Carret & Co., LLC are acting as co-managers.  A registration statement on Form S-1 relating to the units was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com., or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.

Trovagene has a dominant patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in CLL (chronic lymphocytic leukemia) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contact:

Company:
Trovagene, Inc.
Stephen Zaniboni
Chief Financial Officer
+1 (858) 496-7466
szaniboni@trovagene.com
http://www.trovagene.com